EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 26, 2004 relating to the financial statements of Altera Corporation, which appears in Altera Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/    PricewaterhouseCoopers LLP

San Jose, California

May 19, 2004